Exhibit 99.1

PRESS RELEASE

DOLLAR TREE REPORTS FOURTH-QUARTER COMPARABLE-STORE SALES INCREASE 1.0%; TOTAL SALES REACH $1.079 BILLION

CHESAPEAKE, Va. - February 2, 2006 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s largest $1.00 discount variety store chain, reported total sales for its fiscal fourth quarter of $1.079 billion, which is above the Company’s most recent guidance, and is a 9.3% increase compared to $987.5 million in last year’s fiscal fourth quarter. Comparable-store sales for the quarter increased 1.0%.

“Sales momentum grew in the last half of December, as consumers continued to shop closer to need for the Holidays,” said Bob Sasser, President and CEO. “In addition, our post-Holiday business was strong.”

“Our average ticket continued to increase in the fourth quarter, offsetting a decline in traffic. The improvement in average ticket was driven by our store merchandising initiatives, better in-stock position, and our expansion of tender types, primarily debit card acceptance, which was in more than two thirds of our stores in time for the Holiday season.”

Based on the sales volume achieved in the fourth quarter, the Company anticipates earnings per share for the quarter to be in the range of $0.80 to $0.81, which will equal or exceed the high end of our previous guidance of $0.74 to $0.80 per share. The Company’s earnings per share were $0.74 in the fourth quarter last year.

For fiscal 2005, sales totaled $3.394 billion, an 8.6% year-over-year increase compared to $3.126 billion last year. Comparable-store sales decreased 0.8% in the current year.

The Company will release its fourth-quarter earnings results on Wednesday, February 22, 2006. The Company will also host a conference call at 9:00 a.m. EST that day, to discuss the results in detail, and provide insights into its plans for 2006. The telephone number for the call is 703-639-1375. A recorded version of the call will be available until midnight Friday, March 3, and may be accessed by dialing 703-925-2533. The access code is 844398. A webcast of the call will be available through Dollar Tree's website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, March 3.

Dollar Tree operated 2,914 stores in 48 states as of January 28, 2006, compared to 2,735 stores in 48 states a year ago. During the fourth fiscal quarter of 2005, the Company opened 29 stores, closed 14 stores, and expanded or relocated 15 stores. For the year, the Company opened 232 stores, closed 53 stores, and expanded or relocated 93 stores. The Company’s retail selling square footage totaled approximately 23.0 million at January 28, 2006, a 12.7% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. For example, our forward-looking statements include statements regarding our expectations for fourth quarter earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed December 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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